UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2005

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02  Results of Operations and Financial Condition.

On May 12, 2005, LMI Aerospace, Inc. (the “Company”) issued a press release announcing its financial performance during the first quarter of 2005. The text of the press release is attached hereto.

The information in this Item 2.02 of this Current Report on Form 8-K, including the attached press release, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

By letter dated May 12, 2005, the Company was advised by Duane E. Hahn that he did not wish to stand for re-election as a Class I Director of the Company at the 2005 annual meeting of the Company’s shareholders. To the knowledge of the executive officers of the Company, such refusal to stand for re-election was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 12, 2005

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Lawrence E. Dickinson
Chief Financial Officer and Secretary

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS 2005 FIRST QUARTER EARNINGS

Revenue increases 29 percent

ST. LOUIS - May 12, 2005 - LMI Aerospace, Inc. (NASDAQ:LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that it reported net income of $844,000 in the first quarter of 2005 on a 29 percent increase in sales.

Net sales in the first quarter ended March 31, 2005 were $24.0 million, up from $18.5 million in the first quarter ended March 31, 2004. Sales for the sheet metal segment in the first quarter of 2005 were $20.4 million, an increase of 38 percent from $14.8 million in the first quarter of 2004. The increase was primarily due to higher sales of regional and corporate jet components, with sales in the first quarter of 2005 more than doubling to $10.2 million from $5.0 million in the first quarter of 2004. This increase resulted from new work statements for Gulfstream and Bombardier, as well as increased production rates at Gulfstream.

For the machining and technology segment, sales in the first quarter of 2005 were $3.6 million, down from $3.8 million in the first quarter of 2004. This sales decrease was primarily due to reduced demand for laser products used in the manufacturing of semiconductors.

LMI reported net income in the first quarter of 2005 of $844,000 or $0.10 per share, compared to a net loss of $1.5 million or $0.19 per share in the first quarter of 2004. The results for the first quarter of 2005 were $300,000 below expectation due to quality defect issues at the Tulsa, Oklahoma, facility that were corrected by March 31, 2005. The first quarter of 2004 results included restructuring expenses of $529,000 while no restructuring expenses were included in the first quarter 2005 results.

Gross profit for the first quarter of 2005 was $5.2 million or 22 percent of sales, an increase from $2.7 million or 14 percent of sales in the first quarter of 2004. Improvement in gross profit in the quarter primarily resulted from increased efficiencies associated with higher production rates, aggressive lean manufacturing initiatives, and improved learning curves on programs started in 2004. Selling, general and administrative expenses were $3.4 million in the first quarter of 2005, up from $3.2 million in the first quarter of 2004. This increase is primarily attributable to higher professional services expense related to Sarbanes-Oxley Act compliance.

Backlog at March 31, 2005, was approximately $96 million, up from $60 million at March 31, 2004.

“Our operating results in the first quarter further confirmed the improving trend in sales of aerospace products that began in the second quarter of 2004,” said Ronald Saks, President and CEO of LMI Aerospace. “Based on planned production rate increases for certain business jets and commercial airplane models, our forecast for 2005 is consistent with our guidance earlier this year of sales of $98 million to $105 million, gross margins of 21 to 24 percent, selling, general and administrative expense of about $14.5 million, interest expense of approximately $1.8 million and a tax rate of 37 percent., Based upon existing contracts with our customers and anticipated production rates, we expect sales of current products to increase by an additional 5 to 10 percent in 2006. Further guidance for 2006 will be provided in August 2005.”

LMI also announced it entered into an agreement with a current customer during the second quarter of 2005 for continued production of winglet components for the Boeing 737 NG and 757 aircraft models for the life of these programs. At current production rates of original equipment aircraft and refurbishment of existing aircraft, this agreement will provide estimated annual revenues of $2 million.

“We believe that forecasted production rates of certain commercial and business jets provide a solid base for improving performance for the balance of 2005 and 2006,” said Saks. . “Our business risks continue to include the increasing cost of raw materials not under long-term contract and the possible lack of availability of aluminum and steel, as well as reduced revenues from a semiconductor customer.”

LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates eight manufacturing facilities that fabricate, machine, finish, kit, and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2005 and 2006, which are based on current management expectation. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004 for more details.

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)
	Three Months Ended March 31,
	2005	2004

Net sales	$23,973	$18,540
Cost of sales	18,752	15,869
Gross profit	5,221	2,671

Selling, general and administrative expenses	3,453	3,216
Restructuring charges	-	529
Income (loss) from operations	1,768	(1,074)

Other income (expense):
Interest expense	(420)	(445)
Other, net	3	-
Income (loss) before income taxes	1,351	(1,519)

Provision for income taxes	507	-
Net income (loss)	$844	$(1,519)

Amounts per common share:
Net income (loss) per common share	$0.10	$(0.19)

Net income (loss) per common share assuming dilution	$0.10	$-

Weighted average common shares outstanding	8,237,772	8,181,786

Weighted average diluted stock options outstanding	117,972	-

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$22	$414
Trade accounts receivable, net of allowance of $192 at March
31, 2005 and $213 at December 31, 2004	11,199	9,093
Inventories	23,659	23,687
Prepaid expenses and other current assets	1,074	981
Deferred income taxes	2,043	2,043
Total current assets	37,997	36,218

Property, plant and equipment, net	18,267	18,947
Goodwill	5,653	5,653
Customer intangible assets, net	3,332	3,408
Other assets	1,015	1,155
Total assets	$66,264	$65,381

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,251	$5,857
Accrued expenses	3,147	2,795
Current installments of long-term debt and capital lease
obligations	1,863	1,973
Total current liabilities	10,261	10,625

Long-term debt and capital lease obligations, less current
installments	17,979	17,583
Subordinated debt	1,000	1,000
Deferred income taxes	1,821	1,821
Total long-term liabilities	20,800	20,404

Stockholders’ equity:
Common stock, $.02 par value per share; authorized
28,000,000 shares; issued 8,736,427 shares in both
periods	175	175
Preferred stock, $.02 par value per share; authorized 2,000,000 shares; none issued in both periods	-	-
Additional paid-in capital	26,171	26,171
Treasury stock, at cost, 497,162 shares at March 31, 2005 and
499,712 shares at December 31, 2004	(2,361)	(2,371)
Retained earnings	11,218	10,377
Total stockholders’ equity	35,203	34,352
Total liabilities and stockholders’ equity	$66,264	$65,381
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